Exhibit 10.2
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     This Amendment No. 2 to Employment Agreement (this “Amendment”) is made and entered into on July 1, 2008, by and between Global Traffic Network, Inc., a Nevada corporation located at 880 Third Avenue, 6th Floor, New York, NY 10022 (the “Company”), and Scott Cody, with a mailing address of P.O. Box 442, 252 School Street, Howard, PA 16841 (the “Employee”).
BACKGROUND
     A. Global Traffic Network, Inc., a Delaware corporation and predecessor to the Company (“Global Delaware”), and Employee have previously entered into that certain Employment Agreement effective as of March 29, 2006 (the closing date of the Global Delaware’s initial public offering), as amended by that certain Amendment No. 1 to Employment Agreement dated April 4, 2007 (but effective as of March 29, 2007) (as so amended, the “Agreement”).
     B. Global Delaware changed its state of incorporation on February 26, 2008 pursuant to a merger of Global Delaware with and into the Company, with the Company remaining as the surviving corporation to the merger and successor in interest to Global Delaware’s rights and obligation under the Agreement.
     C. The Company and Employee desire to amend certain provisions of the Agreement pursuant to this Amendment.
AGREEMENT
     Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree to amend the Agreement as follows:
     1. Term of Employment. The second sentence of Section 3 of the Agreement shall be amended in its entirety to read as follows:
This Agreement shall continue until June 30, 2011, or until earlier terminated as in accordance with Section 8.
     2. Amendment to Salary and Bonus Provisions. Sections 4, 5 and 6 of the Agreement shall be amended in their entireties to read as follows:
     4. Salary. The Company shall pay Employee an initial annual salary of $300,000.00 per year through June 30, 2008. Employee’s annual salary shall be subject to five percent (5%) annual increases commencing July 1, 2008, such that Employee’s annual salary during the term of this Agreement shall be as follows:

July 1, 2008 – June 30, 2009 (fiscal 2009)	$315,000.00
July 1, 2009 – June 30, 2010 (fiscal 2010)	$330,750.00
July 1, 2010 – June 30, 2011 (fiscal 2011)	$347,287.50

Payment of Employee’s annual salary shall be made in accordance with the Company’s normal payroll business practices.
     5. Bonus. During the term of this Agreement, Employee shall be entitled to receive an annual performance-based bonus (the “Bonus”) of up to $100,000 for each of fiscal 2009, 2010 and 2011. The amount of the Bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by the Board or the Compensation Committee thereof for the applicable fiscal year. Subject to Employee remaining an active employee of the Company through the end of the applicable fiscal year, the Bonus, if any, for such fiscal year will be paid not later than the 15th day of the third month after the end of the calendar year in which the Bonus has been earned.
     6. Other Benefits. Employee shall be entitled to participate in or receive benefits under any employee-benefit plan made available by the Company in the future to its employees based in the United States (including without limitation medical, dental and life insurance benefits), subject to and on a basis consistent with the terms, conditions and overall administration of such plans. Nonetheless, in its sole discretion the Company may amend or terminate any such employee-benefit plan providing benefits generally to its employees. Employee shall be entitled to an aggregate of four weeks of paid vacation in each calendar year. Notwithstanding the foregoing, unless and until the Company elects to provide its United States based employees (including Employee) with medical insurance, the Company shall pay Employee $1,000 per month in lieu providing Employee with such benefit.
     3. Termination Upon Material Breach by Company. Section 8(c) the Agreement shall be amended in its entirety to read as follows:
     (c) by Employee in the event (i) of a material breach of this Agreement by the Company, or (ii) that Employee is required to report directly to anyone other than the Company’s Chief Executive Officer, President or the Board of Directors (or a committee thereof); provided, however, that in either case: (x) Employee has provided written notice to the Board of the existence of such breach within a period not to exceed ninety (90) days following its initial occurrence; (y) the Company has failed to cure such breach within a period of (30) days following the Board’s receipt of such notice from Employee; and (z) Employee terminates his employment with the Company within a period of time not to exceed thirty (30) days following the expiration of the Company’s cure period under subsection (y) above.
     4. Timing of Severance Payments. Two new paragraphs are hereby inserted at the end of Section 8, reading as follows:
     Except as provided in the following paragraph, the Company shall make all Severance Payments due pursuant to this Section 8, and all payments made pursuant to the preceding paragraph, at the times and in the manner that Employee’s salary would have been paid but for the termination of Employee’s employment and shall otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).

     If, as of the date Employee’s employment is terminated: (a) the Company’s common stock is publicly traded (as determined under Section 409A), (b) Employee is a “specified employee” (as determined under Section 409A), and (c) any portion of the Severance Payments due pursuant to this Section 8, or any amounts payable under the second preceding paragraph of this Section 8, would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of the date of Employee’s employment termination (or, if earlier, the date of his or her death), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced following the date of Employee’s employment termination as provided in this Section 8. If Employee continues to perform any services for the Company (as an employee or otherwise) after the date of Employee’s employment termination, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Section 409A.
     5. Compliance with Section 409A. A new Section 15 is hereby added to the Agreement, reading as follows:
     15. Compliance with Section 409A. To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Section 409A and does not cause any such reduction.
     6. Survival. A new Section 16 is hereby added to the Agreement, reading as follows:
     16. Survival. The rights and obligations set forth in Section 8 of this Agreement, the restrictions set forth in Sections 9 and 10 of this Agreement, and the provisions of Sections 13, 14 and 15 of this Agreement, shall survive the termination of Employee’s employment with the Company.
     7. Miscellaneous. This Amendment and the Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Amendment supersedes all prior agreements and the understandings between the parties with respect to the subject matter contained herein. Except as otherwise expressly provided in this Amendment, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures delivered by facsimile and other means of electronic communication shall be valid and binding to the same extent as original signatures.
Signature Page Follows

     In Witness Whereof, the parties have executed this Amendment No. 2 to Employment Agreement on this 1st day of July, 2008.

COMPANY: GLOBAL TRAFFIC NETWORK, INC.
By:	/s/ William L. Yde III
William L. Yde III, President and Chief
Executive Officer

EMPLOYEE:
/a/ Scott E. Cody
Scott E. Cody

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